Exhibit 4.12

EXECUTION VERSION

AGREEMENT BETWEEN NOTEHOLDERS

Dated as of October 17, 2019 by and between

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.
(Initial Note A Holder)

and

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.
(Initial Subordinate Noteholder)

The Stanwix

THIS AGREEMENT BETWEEN NOTEHOLDERS, dated as of October 17, 2019 by and between CANTOR COMMERCIAL REAL ESTATE LENDING, L.P. (together with its successors and assigns in interest, “CCRE”), a New York limited partnership (in its capacity as initial owner of Note A, the “Initial Note A Holder”, and in its capacity as the initial agent, the “Initial Agent”), and CANTOR COMMERCIAL REAL ESTATE LENDING, L.P. (in its capacity as initial owner of Note B, the “Initial Subordinate Noteholder” and together with the Initial Note A Holder, the “Initial Noteholders”).

W I T N E S S E T H:

WHEREAS, pursuant to the Mortgage Loan Agreement (as defined herein), CCRE originated a certain loan (the “Mortgage Loan”) described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) to the mortgage loan borrower described on the Mortgage Loan Schedule (collectively, the “Mortgage Loan Borrower”), which was evidenced, inter alia, by two promissory notes ((as amended, modified or supplemented, each a “Note”) made by the Mortgage Loan Borrower in favor of the applicable Initial Noteholder having the designations and principal balances as set forth in the chart below. Each Note shall be referred to herein by its “Note Designation” as set forth in the chart below.

Note Designation	Original Principal Balance
Note A	$33,000,000
Note B	$30,000,000

WHEREAS, the parties hereto desire to enter into this Agreement to memorialize the terms under which they, and their successors and assigns, shall hold each Note;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.                Definitions. References to a “Section,” the “preamble” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“A Note(s)” shall mean each Note that has a designation starting with “A”, either individually or in the aggregate as the context may require.

“Acceptable Insurance Default”  shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Additional Servicing Expenses” shall mean (a) all Servicing Advances, fees and/or expenses incurred by and reimbursable to any Servicer, Trustee, Operating Advisor, certificate administrator or fiscal agent pursuant to the Servicing Agreement relating solely to the Mortgage Loan, and (b) all interest accrued on Advances made by any Servicer or Trustee in accordance with the terms of the Servicing Agreement; provided that (i) the aggregate special servicing fee (or equivalent) (which fee is payable solely during the period that the Mortgage Loan is a Specially Serviced Mortgage Loan) shall not exceed an amount equal to 0.25% per annum of the outstanding principal balance of the Mortgage Loan, (ii) the special servicing liquidation fee (or equivalent) shall not exceed 1.0% of the collections made with respect to the Mortgage Loan or any sums received from proceeds from the disposition of the Mortgaged Property or the Mortgage Loan, as the case may be, (iii) the special servicing workout fee (or equivalent) shall not exceed 1.0% of the collections made with respect to the Mortgage Loan while the Mortgage Loan is a performing or “corrected” loan (or such other analogous term pursuant to the Servicing Agreement), (iv) in no event shall both a workout fee and a liquidation fee be payable on the same principal payment.

“Advance Interest Amount” shall mean interest payable on Advances, as specified in the Servicing Agreement.

“Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement (but for purposes hereof shall be limited to Advances in respect of the Mortgage Loan or the Mortgaged Property).

“Affiliate” shall mean with respect to any specified Person (i) any other Person Controlling or Controlled by or under common Control with such specified Person (each a “Common Control Party”), (ii) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Certificate Administrator, if any, and if there is no Certificate Administrator, shall mean the Trustee.

“Agent Office” shall mean the designated office of the Agent in the State of New York, which office at the date of this Agreement is located at Cantor Commercial Real Estate Lending, L.P., 110 East 59th Street, 6th Floor, New York, New York 10022, Attention: Legal Department, Facsimile No.: (212) 610-3623, E-Mail: legal@ccre.com, and which is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Agreement” shall mean this Agreement between Noteholders, the exhibits and schedule hereto and all amendments hereof and supplements hereto.

“Appraisal” shall have the meaning assigned to such term in the Servicing Agreement.

“Appraisal Reduction Amount” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Appraiser” shall have the meaning assigned to such term in the Servicing Agreement.

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“Asset Representations Reviewer” shall mean the asset representations reviewer appointed pursuant to the Lead Securitization Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“B Note(s)” shall mean each Note that has a designation starting with “B”, either individually or in the aggregate as the context may require.

“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“CDO Asset Manager” with respect to any Securitization Vehicle which is a CDO, shall mean the entity which is responsible for managing or administering the applicable Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the applicable Note).

“Certificate Administrator” shall mean the certificate administrator appointed pursuant to the Lead Securitization Servicing Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the trust account or accounts (including any sub-accounts) created and maintained by the Servicer.

“Commission” means the U.S. Securities and Exchange Commission or any successor thereto.

“Companion Distribution Account” shall have the meaning assigned to such term or the term “Serviced Whole Loan Collection Account” in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Conduit” shall have the meaning assigned to such term in Section 16(f).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 16(f).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 16(f).

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Control Appraisal Period” A “Control Appraisal Period” shall exist with respect to the Mortgage Loan, if and for so long as:

(a)                (1) the initial Principal Balance of the B Note set forth on the Mortgage Loan Schedule minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the B Note after the date of its creation, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to such B Note and (z) any losses realized with respect to the Mortgaged Property or the Mortgage Loan that are allocated to the B Note, is less than

(b)               25% of the remainder of (i) the sum of the initial Principal Balance of the B Note set forth on the Mortgage Loan Schedule less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Subordinate Noteholder after the date of its creation.

“Controlling Class Representative” shall mean the “Controlling Class Representative” as defined in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Controlling Noteholder” shall mean as of any date of determination

(i)            the holder or holders of a majority of the B Note (by Principal Balance) (the “Majority B Noteholder”), unless a Control Appraisal Period has occurred and is continuing; or

(ii)            if a Control Appraisal Period has occurred and is continuing, the holder or holders of a majority of the Lead Securitization Noteholder;

provided that, if the Majority B Noteholder would be the Controlling Noteholder pursuant to the terms hereof, but any interest in B Note is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Controlling Noteholder, a Control Appraisal Period shall be deemed to have occurred. At any time the Lead Securitization Note is the Controlling Noteholder and is included in the Lead Securitization, references to the “Controlling Noteholder” herein shall mean the holders of the majority of the class of securities issued in the Lead Securitization designated as the “controlling class” (or such lesser amount as permitted under the terms of the Servicing Agreement) or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” hereunder, as and to the extent provided in the Servicing Agreement.

“Custodian” shall have the meaning assigned to such term in the Servicing Agreement.

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“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Default Interest” shall mean with respect to any Note, interest on such Note at a rate per annum equal to interest accrued thereon at the Default Rate in excess of the Interest Rate applicable to such Note.

“Default Rate” shall mean with respect to any Note, the lesser of the Interest Rate plus five percent (5%) or the maximum rate permitted by applicable law.

“Defaulted Mortgage Loan” shall have the meaning assigned to such term in the Servicing Agreement.

“Depositor” shall mean the Person selected by the Lead Securitization Noteholder to create the Securitization Trust.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Indemnified Items” shall mean, collectively, any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the Mortgage Loan and the Mortgaged Property (or, with respect to the Operating Advisor, incurred in connection with the provision of services for the Mortgage Loan) under the Servicing Agreement.

“Indemnified Parties” shall mean, collectively, (i) as and to the same extent the Lead Securitization Trust is required to indemnify each of the following parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of the Servicing Agreement, each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and the Depositor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the Servicing Agreement in respect of other mortgage loans) and (ii) the Lead Securitization Trust.

“Independent” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Initial Agent” shall have the meaning assigned to such term in the recitals.

“Initial Note A Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Noteholder” as to any Note shall mean either the Initial Note A Holder or the Initial Subordinate Noteholder as is designated the “Holder” in the table set forth in the preamble to this Agreement.

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“Initial Noteholders” shall have the meaning assigned to such term in the recitals.

“Initial Subordinate Noteholder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Insurance and Condemnation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Interest Rate” shall have the meaning assigned to such term in the Loan Agreement.

“Interested Person” shall mean the Depositor, the Master Servicer, the Special Servicer, the Mortgage Loan Borrower, any manager of any Mortgaged Property, any independent contractor engaged by any of the foregoing parties, the Operating Advisor, the Controlling Noteholder, the Junior Operating Advisor, the Controlling Class Representative, any holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Interim Servicing Agreement” shall mean that certain interim servicing agreement to be negotiated in good faith between the parties hereto after the date hereof. Until such time as the parties hereto execute an Interim Servicing Agreement, the Noteholders shall cause the Mortgage Loan to be serviced by in accordance with this Agreement and the customary and usual servicing practices of originators of commercial mortgage loans intended to be securitized.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds the applicable Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Junior Operating Advisor” shall mean, with respect to the Mortgage Loan, the advisor appointed pursuant to Section 5(a).

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“KBRA” shall mean Kroll Bond Rating Agency, Inc., or its successor in interest.

“Lead Securitization” shall mean shall mean the sale by the Noteholder of the A Note of all of such Note (or the first securitization of any portion of such Note, if applicable) to the Depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Lead Securitization Date” shall mean the closing date of the Lead Securitization.

“Lead Securitization Note” shall mean Note A.

“Lead Securitization Noteholder” shall mean the Holder of the Lead Securitization Note.

“Lead Securitization Servicing Agreement” shall mean a pooling and servicing agreement, subject to Section 2 hereof, to be entered into in connection with the Lead Securitization, by and among (a) the Person who serves as Trustee from and after the Lead Securitization Date, (b) the Person who serves as Master Servicer from and after the Lead Securitization Date, (c) the Person which serves as Special Servicer from and after the Lead Securitization Date, (d) the Person who serves as Operating Advisor from and after the Lead Securitization Date and (e) the Depositor, and any other additional Persons that may be party to such pooling and servicing agreement; provided it is acknowledged that such agreement is subject in all respects to changes (i) required by the Code relating to the tax elections of the related Securitization Trust (ii) required by law or changes in any law, rule or regulation and (iii) requested by the Rating Agencies or any purchaser of subordinate certificates. The Servicing Standard in the Lead Securitization Servicing Agreement shall require, among other things, that each Servicer, in servicing the Mortgage Loan, must take into account the interests of each Noteholder (taking into account that the Subordinate Note is junior to the A Note as and to the extent provided herein).

“Lead Securitization Trust” shall mean the Securitization Trust created in connection with the Lead Securitization.

“Liquidation Fees” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Liquidation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Major Decisions” shall have the meaning given to such term or any one or more analogous terms in the Servicing Agreement; provided that at any time that Note A is not included in the Lead Securitization, “Major Decision” shall mean:

(i)            any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing the Mortgage Loan if it comes into and continues in default;

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(ii)            any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Mortgage Loan Documents or any extension of the maturity date of the Mortgage Loan;

(iii)            following a default or an event of default with respect to the Mortgage Loan Documents, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan Documents;

(iv)            any sale of the Mortgage Loan (when it is a Defaulted Mortgage Loan) or REO Property for less than the applicable Purchase Price (as defined in the Servicing Agreement);

(v)            any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in the Servicing Agreement) located at a Mortgaged Property or an REO Property;

(vi)            any release of material collateral or any acceptance of substitute or additional collateral for the Mortgage Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(vii)            any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mortgage Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the Mortgage Loan Borrower;

(viii)            any incurrence of additional debt by the Mortgage Loan Borrower or any mezzanine financing by any direct or indirect beneficial owner of the Mortgage Loan Borrower (to the extent that the lender has consent rights pursuant to the related Mortgage Loan Documents);

(ix)            any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Mortgage Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto;

(x)            any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the Mortgage Loan Documents);

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(xi)            releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(xii)            any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(xiii)            any determination of an Acceptable Insurance Default;

(xiv)            any determination by the Master Servicer to transfer the Mortgage Loan to the Special Servicer under the circumstances where the Master Servicer determines, in its reasonable business judgment, exercised in accordance with the Servicing Standard, that a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or any other default that is likely to impair the use or marketability of the Mortgaged Properties or such other analogous event described in the definition of Servicing Transfer Event; or

(xv)            any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at a Mortgaged Property if it would be a Material Lease (as defined in the Mortgage Loan Agreement).

“Master Servicer” shall mean the master servicer appointed pursuant to the Servicing Agreement.

“Monthly Payment” shall have the meaning assigned to such term or such analogous in the Servicing Agreement.

“Monthly Payment Date” shall have the meaning assigned to such term in the Mortgage Loan Documents).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar”: Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Realpoint LLC.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Agreement” shall mean the Loan Agreement, dated as of August 27, 2019, between the Mortgage Loan Borrower, as borrower, and the Initial Noteholders, as

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lender, as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower Related Party” shall have the meaning assigned to such term in Section 15.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage Loan Agreement, the Mortgage, the Notes and all other documents now or hereafter evidencing and securing the Mortgage Loan.

“Mortgage Loan Schedule” shall have the meaning given thereto in the recitals.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Net Interest Rate” shall mean with respect to any Note, the Interest Rate for such Note minus the Servicing Fee Rate applicable to such Note.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer on behalf of the Noteholders to make such payments free of any obligation or liability for withholding.

“Nonrecoverable Servicing Advance” shall have the meaning assigned to the term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Note A Holder(s)” shall mean the Noteholder(s) of A Notes.

“Note Pledgee” shall have the meaning assigned to such term in Section 16(e).

“Note Register” shall have the meaning assigned to such term in Section 18.

“Noteholder” shall mean with respect to any Note, the Initial Noteholder thereof, or any subsequent holder of such Note, together with its successors and assigns.

“Operating Advisor” shall mean the operating advisor appointed pursuant to the Lead Securitization Servicing Agreement.

“Percentage Interest” with respect to any Note shall mean a fraction, expressed as a percentage, the numerator of which is the Principal Balance of such Note and the denominator of which is the sum of the Principal Balances of all Notes.

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“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund or funds with committed capital of at least $500,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Pledge” shall have the meaning assigned to such term in Section 16(e).

“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

“Principal Balance” with respect to any Note as of any date of determination shall mean the initial principal balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Sections 3 or Section 4, as applicable.

“Qualified Institutional Lender” shall mean each of the Initial Noteholders (and any Affiliates and subsidiaries of such entity) and any other Person that is:

(a)    an entity Controlled (as defined below) by, under common Control with or Controlling any Initial Noteholder, or

(b)   one or more of the following:

(i)            a real estate investment bank, an insurance company, reinsurance trust, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)            an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended, or

(iii)            a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy remote entity which contemporaneously assigns or pledges its Note, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt obligations (“CDO”) secured by, or (c) a financing through an “owner trust” of, a Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with such securitization (it

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being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of such Note to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating or is otherwise acceptable to the Rating Agencies rating each Securitization (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (v) of this definition, or

(iv)            an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $500,000,000, in which (A) the applicable Noteholder, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)            an entity substantially similar to any of the foregoing, and

(vi)            in the case of any entity referred to in clause (b)(i), (b)(ii), (b)(iii)(a), (b)(iv)(B) or (b)(v) of this definition, (x) such entity has at least $200,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm, asset manager or similar fiduciary) and at least $500,000,000 in total assets (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning junior CMBS securities or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv) (B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(vii)            a Person that is otherwise a Qualified Institutional Lender but is acting in an agency capacity for a syndicate of lenders where at least 51% of the

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lenders in such syndicate are otherwise Qualified Institutional Lenders under clauses (b)(i), (ii), (iv), (v) and (vi) above, or

(c)    any entity Controlled (as defined below) by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified Institutional Lender for purposes of this Agreement, or as to which the Rating Agencies have stated they would not review such entity in connection with the subject transfer.

For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” have the meaning correlative thereto).

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” shall mean any of (a) S&P, (b) Moody’s, (c) Fitch, (d) DBRS, (e) KBRA and (f) Morningstar or, (g) if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by the Depositor to rate the securities issued in connection with the Securitization of any A Note; provided, however, that, at any time during which any A Note is an asset of one or more Securitizations, “Rating Agencies” or “Rating Agency” shall mean only those rating agencies that are engaged by the Depositor from time to time to rate the securities issued in connection with the Securitization of such Note.

“Rating Agency Confirmation” shall mean, after a Securitization, the meaning given thereto or any analogous term in the Servicing Agreement including any deemed Rating Agency Confirmation.

“Redirection Notice” shall have the meaning assigned to such term in Section 16(e).

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.

“Relative Spread” with respect to any Note and any date of determination shall mean the ratio of the Interest Rate of such Note to the weighted average as of such date of determination (prior to taking into account any payments made on account of principal as of such date) of the Interest Rates on all the Notes based on their Principal Balances.

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“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“REO Property” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Required Special Servicer Rating” shall mean with respect to a special servicer (i) in the case of Fitch, a rating of “CSS3”, (ii) in the case of S&P, such special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (iii) in the case of Moody’s, such special servicer is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans, (iv) in the case of Morningstar, either (a) the applicable replacement has a special servicer ranking of at least “MOR CS3” by Morningstar (if ranked by Morningstar) or (b) if not ranked by Morningstar, is currently acting as a special servicer on a deal or transaction-level basis for all or a significant portion of the related mortgage loans in other CMBS transactions rated by any of S&P, Moody’s, Morningstar, Fitch, DBRS or KBRA and the trustee does not have actual knowledge that Morningstar has, and the replacement special servicer certifies that Morningstar has not, with respect to any such other CMBS transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of such CMBS transaction citing servicing concerns of the applicable replacement as the sole or material factor in such rating action, (v) in the case of KBRA, KBRA has not cited servicing concerns of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination, and (vi) in the case of DBRS, such special servicer is currently acting as special servicer for one or more loans included in a commercial mortgage loan securitization that is rated by DBRS, and DBRS has not downgraded or withdrawn the then-current rating on any class of commercial mortgage-backed securities or placed any class of commercial mortgage-backed securities on watch citing the continuation of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination.

“Reverse Sequential Order” shall mean (a) first, to the reduction of the Principal Balance of Note B, until the Principal Balance of Note B is reduced to zero; and (b) second, to the reduction of the Principal Balance of Note A, until the Principal Balance of such Note is reduced to zero.

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“Risk Retention Requirements” shall mean the credit risk retention requirements of Section 15G of the Exchange Act (15 U.S.C. §78o-11), as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Risk Retention Rules” shall mean the joint final rule that was promulgated to implement the Risk Retention Requirements (which such joint final rule has been codified, inter alia, at 17 C.F.R. § 246), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Commission and the Department of Housing and Urban Development in the adopting release (79 Fed. Reg. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time as of the applicable compliance date specified therein.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and its successors in interest.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall mean one or more sales by the holder of an A Note of all or a portion of such Note to a depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the Securitization of the Lead Securitization Note or portion thereof is consummated.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which an A Note is held.

“Sequential Order” shall mean (a) first, to the reduction of the Principal Balance of Note A, until the Principal Balance of such Note is reduced to zero; and (b) second, to the reduction of the Principal Balance of Note B, until the Principal Balance of such Note is reduced to zero.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicing Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement, as applicable.

“Servicing Agreement” shall mean, with respect to the Mortgage Loan, prior to the Note A Securitization Date, the Interim Servicing Agreement, and, from and after the Note A Securitization Date, the Lead Securitization Servicing Agreement, together with any amendment, restatement, supplement, replacement or modification thereto entered into in accordance with the terms hereof or thereof.

“Servicing Fee Rate” shall be the per annum rate at which primary servicing fees are payable in respect of the Mortgage Loan as set forth in the Servicing Agreement. The Servicing Fee Rate shall not reflect any master servicing fees payable by any Noteholder.

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“Servicing Standard” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Servicing Transfer Event” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Special Servicer” shall mean the special servicer appointed pursuant to the Servicing Agreement and this Agreement.

“Special Servicing Fees” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Subordinate Note” shall mean the B Note.

“Subordinate Noteholder(s)” shall mean the Noteholder(s) of the B Note.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repurchase financing or a Pledge in accordance with Section 16(e)).

“Trustee” shall mean the trustee appointed pursuant to the Lead Securitization Servicing Agreement.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 that is eligible to elect to be treated as a U.S. Person).

“Withheld Amounts” shall have the meaning assigned to such term in Section 3.

“Workout” shall mean any written modification, waiver, amendment, restructuring or workout of the Mortgage Loan or the Note entered into with the Mortgage Loan Borrower in accordance with the Servicing Agreement.

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“Workout Fees” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

Section 2.      Servicing.

(a)    Each Noteholder acknowledges and agrees that, subject to this Agreement, the Mortgage Loan shall be serviced pursuant to this Agreement and the Servicing Agreement. Each Noteholder acknowledges that each Initial Noteholder may elect, in its sole discretion, to include the related Note in a Securitization and agrees that it will reasonably cooperate with such other Noteholder, at such other Noteholder’s expense, to effect such Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee under the Servicing Agreement by the Depositor, and the appointment of the Special Servicer as the initial Special Servicer under the Servicing Agreement by the Depositor (subject to replacement by the Controlling Noteholder as provided herein) and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with this Agreement and the Servicing Agreement. Each Noteholder hereby appoints the Master Servicer, the Special Servicer and the Trustee in the Lead Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Noteholders set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require any Servicer to enforce the rights of any Noteholder against any other Noteholder or limit any Servicer in enforcing the rights of one Noteholder against any other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to any other Noteholder. Each Servicer shall be required pursuant to the Servicing Agreement to service the Mortgage Loan in accordance with the Servicing Standard, this Agreement, the terms of the Mortgage Loan Documents, the Servicing Agreement, any intercreditor agreement and applicable law, and shall not take any action or refrain from taking any action or follow any direction inconsistent with the foregoing.

(b)   The Subordinate Noteholder shall not be entitled to exercise any rights of the “directing holder”, controlling or consulting class,” “controlling class representative” or any analogous class or holder of Loan Specific Certificates (as defined in the Lead Securitization Servicing Agreement) under the Servicing Agreement except to the extent the Subordinate Noteholder is given such rights expressly under the terms of this Agreement or the Servicing Agreement in its capacity as the Controlling Noteholder, and in no event may any such “directing holder”, controlling or consulting class or analogous class or holder of certificates backed solely by Note A under the Servicing Agreement have any of the rights of the Controlling Noteholder hereunder except during a Control Appraisal Period.

(c)    The Master Servicer shall be the lead master servicer on the Mortgage Loan, and from time to time it (or the Trustee, to the extent provided in the Lead Securitization Servicing Agreement) (i) shall be required to make Servicing Advances with respect to the Mortgage Loan, subject to the terms of the Lead Securitization Servicing Agreement and this Agreement, and (ii) may be required to make principal and interest Advances on any Note in the Lead Securitization, if and to the extent provided in the Lead Securitization Servicing Agreement and this Agreement.

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The Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to reimbursement for a Servicing Advance, first from funds on deposit in each of the Collection Account and the Companion Distribution Account that (in any case) represent amounts received on or in respect of the Mortgage Loan in the manner provided in the Lead Securitization Servicing Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to reimbursement for Advance Interest Amounts on a Servicing Advance or a Nonrecoverable Servicing Advance, in the manner and from the sources provided in the Lead Securitization Servicing Agreement.

(d)   At any time after the Securitization Date that the Lead Securitization Note is no longer subject to the provisions of the Servicing Agreement, the Lead Securitization Noteholder shall cause the Mortgage Loan to be serviced in accordance with the servicing provisions set forth in the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, however, that the Servicer under the Servicing Agreement shall have no further obligations to advance monthly payments of principal or interest; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Mortgage Loan may be performed by any nationally recognized commercial mortgage loan servicer appointed by Lead Securitization Noteholder and the special servicer appointed by the Controlling Noteholder and does not have to be performed by the service providers set forth under the Servicing Agreement.

(e)    Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Servicer pursuant to the terms hereof shall be performed by the Master Servicer or the Special Servicer, as applicable, as set forth in the Servicing Agreement.

Section 3.      Subordination of the Subordinate Note; Payments. The Subordinate Note and the rights of the Subordinate Noteholder to receive payments of interest, principal and other amounts with respect to such Subordinate Note shall at all times be junior, subject and subordinate to the Note A and the Note A Holder to receive payments of interest, principal and other amounts with respect to Note A as set forth herein. All amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance and Condemnation Proceeds (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under the Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer (excluding master servicing fees, trustee fees, certificate administrator fees, operating advisor fees and asset representations reviewer fees, all of which shall be payable by the Note A Holder to such parties out of distributions made to them in respect of such A Note, respectively), with respect to the Mortgage Loan pursuant to the Servicing Agreement (such amounts contemplated by clauses (x) and (y), “Withheld Amounts”), shall be

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distributed by the Master Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)                first, to the Note A Holder in an amount equal to the accrued and unpaid interest on the Principal Balance for Note A at the applicable Net Interest Rate;

(b)               second, to the Note A Holder in an amount equal to the principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until such Principal Balance for Note A has been reduced to zero;

(c)                third, to the Note A Holder up to the amount of any unreimbursed costs and expenses paid by the Note A Holder including any unreimbursed trust fund expenses not previously reimbursed to the Note A Holder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)               fourth, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to the Note A Holder in an amount up to its pro rata interest therein, based on the product of the Note A Percentage Interests multiplied by its Relative Spread;

(e)                fifth, to the Note B Holder in an amount equal to the accrued and unpaid interest on the Principal Balance for Note B at the applicable Net Interest Rate;

(f)       sixth, to the Note B Holder in an amount equal to all remaining principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Principal Balance for Note B has been reduced to zero;

(g)               seventh, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to the Note B Holder in an amount up to its pro rata interest therein, based on the product of the Note B Percentage Interest multiplied by its Relative Spread;

(h)               eighth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(g) and, as a result of a Workout the Principal Balance for Note B has been reduced, such excess amount shall be paid to the Note B Holder in an amount up to the reduction, if any, of the Principal Balance for Note B as a result of such Workout, plus interest on such amount at the related Net Interest Rate;

(i)        ninth, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Note A Holder and the Note B Holder, pro rata, based on their respective Percentage Interests; and

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(j)        tenth, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(i), any remaining amount shall be paid pro rata to the Note A Holder and the Note B Holder in accordance with their respective initial Percentage Interests.

All expenses and losses relating to the Mortgage Loan and the Mortgaged Property, including without limitation losses of principal and interest, Servicing Advances, Advance Interest Amounts, Special Servicing Fees, Liquidation Fees and Workout Fees, Appraisal Reduction Amounts and certain other trust expenses, shall be allocated in Reverse Sequential Order. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the Mortgage Loan shall be reimbursed in Sequential Order after all amounts of interest and principal have otherwise been paid in full on all the Notes.

Section 4.      Administration of the Mortgage Loan.

(a)    Subject to this Agreement (including, without limitation, Section 4(f) below) and the Servicing Agreement and consistent with the Servicing Standard, the Lead Securitization Noteholder (or any Servicer acting on behalf of the Lead Securitization Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and no other Noteholder shall have any voting, consent or other rights whatsoever with respect to the Lead Securitization Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan except as set forth in this Agreement and the Servicing Agreement including the rights of a Subordinate Noteholder in its capacity as the Controlling Noteholder to consent to the Major Decisions set forth in this Agreement. Subject to this Agreement and the Servicing Agreement (including, without limitation, Section 4(f) below) and consistent with the Servicing Standard, the Subordinate Noteholder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Lead Securitization Noteholder (or any Servicer acting on behalf of the Lead Securitization Noteholder) the rights, if any, that such Subordinate Noteholder has to, (i) call or cause the Lead Securitization Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Lead Securitization Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower.

(b)   The administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement. Each Noteholder agrees to be bound by the terms of the Servicing Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall service the Mortgage Loan in accordance with the terms of this Agreement, including without limitation, the rights of the Subordinate Noteholder set forth in Section 4(f) below and consistent with the Servicing Standard. Servicing of the Mortgage Loan shall be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan, by the Special Servicer, in each case pursuant to the Servicing Agreement and consistent with the Servicing Standard. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing

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Agreement, the Lead Securitization Noteholder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of each of the Noteholders as a collective whole (it being understood that the interests of the Subordinate Noteholder is subordinate to the interests of the Note A Holders subject to the terms and conditions of this Agreement, including without limitation the rights of the Controlling Noteholder), and any Subordinate Noteholder who is not the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be deemed a third party beneficiary of such provisions of the Servicing Agreement. The foregoing provisions of this Section 4(b) shall not limit or modify the rights of the Controlling Noteholder and/or the Junior Operating Advisor to exercise their respective rights specifically set forth under this Agreement.

(c)    Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Sections 4(f) and 5), if the Lead Securitization Noteholder in connection with a Workout of the Mortgage Loan modifies the terms thereof such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Interest Rate or scheduled amortization payments on such Mortgage Loan are reduced, (iii) payments of interest or principal on such Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Interest Rate or increase in scheduled amortization payments) is made to any of the terms of the Mortgage Loan, all payments to the Note A Holders and Subordinate Noteholder pursuant to Section 3 shall be made as though such Workout did not occur, with the payment terms of each Note A remaining the same as they are on the date hereof, the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout shall be borne by the Subordinate Noteholder, and then, by the Note A Holder, in that order, in each case up to the amount otherwise due on such Note(s). Subject to the Servicing Agreement and this Agreement (including without limitation Sections 4(f) and 5), in the case of any modification or amendment described above, the Lead Securitization Noteholder will have the sole authority and ability to revise the payment provisions set forth in Section 3 above in a manner that reflects the subordination of the Note B to Note A with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Percentage Interest of Note A, to increase or reduce, as applicable, the Percentage Interest of Note B in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Interest Rate applicable to a Note in order to reflect a reduction in the Interest Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Section 3 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment will be deemed not to be due on the original maturity date of the Mortgage Loan but will be deemed due on the extended maturity date of the Mortgage Loan.

(d)   All rights and obligations of the Lead Securitization Noteholder described hereunder may be exercised by the Servicers on behalf of the Lead Securitization Noteholder in accordance with the Servicing Agreement and this Agreement.

(e)    If any Note is included as an asset of a REMIC, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Notes shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by

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or on behalf of the Noteholders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Noteholders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three months after the earliest startup day of any REMIC which includes the Lead Securitization Note (or any portion thereof). The Noteholders agree that the provisions of this Section 4(e) shall be effected by compliance by the Lead Securitization Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Lead Securitization Noteholder’s interests therein. All costs and expenses of compliance with this Section 4(e), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne by each Noteholder with respect to the REMIC containing the Note owned by such Noteholder.

Anything herein or in the Servicing Agreement to the contrary notwithstanding, in the event that a Note is included in a REMIC and the other Notes are not, the other Noteholders shall not be required to reimburse such Noteholder that deposited its Note in the REMIC or any other Person for payment of (i) any taxes imposed on such REMIC, (ii) any costs or expenses relating to the administration of such REMIC or to any determination respecting the amount, payment or avoidance of any tax under such REMIC or (iii) any advances for any of the foregoing or any interest thereon or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, costs or expenses or advances, nor shall any disbursement or payment otherwise distributable to either such other Noteholder be reduced to offset or make-up any such payment or deficit.

(f)    (i) Subject to clause (ii) below, with respect to any consent, modification, amendment or waiver under or other action in respect of the Mortgage Loan (whether or not a Servicing Transfer Event has occurred and is continuing) that would constitute a Major Decision, the Servicer shall provide the Controlling Noteholder (or its Junior Operating Advisor) with at least ten (10) Business Days (or, in the case of a determination of an Acceptable Insurance Default, 20 days) prior notice requesting consent to the requested Major Decision. The Servicer shall not take any action with respect to such Major Decision (or make a determination not to take action with respect to such Major Decision), unless and until the Special Servicer receives the written consent of the Controlling Noteholder (or its Junior Operating Advisor) before implementing a decision with respect to such Major Decision.

(ii)       Notwithstanding the foregoing, the Lead Securitization Noteholder (or any Servicer acting on its behalf) shall not follow any advice or consultation provided by the Controlling Noteholder (or its Junior Operating Advisor) that would require or cause the Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause the

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Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate provisions of this Agreement or the Servicing Agreement, require or cause the Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate the terms of the Mortgage Loan, or materially expand the scope of any Lead Securitization Noteholder’s (or any Servicer acting on its behalf) responsibilities under this Agreement or the Servicing Agreement.

The Noteholders acknowledge that the Lead Securitization Servicing Agreement may contain certain provisions that give the Operating Advisor certain non-binding consultation rights with respect to Major Decisions related to compliance with the Risk Retention Rules applicable to the Lead Securitization.

(g)   The Master Servicer or Special Servicer shall obtain Appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Servicing Agreement.

(h)   Notwithstanding anything to the contrary contained herein or in the Servicing Agreement, if at any time the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is a Noteholder (a “Borrower Party Noteholder”), then (i) such Borrower Party Noteholder shall not have any rights as a Controlling Noteholder or a Controlling Class Representative, (ii) such Borrower Party Noteholder shall have no right to appoint or terminate the Master Servicer or Special Servicer, (iii) such Borrower Party Noteholder shall have no right to consult with or advise the Master Servicer or Special Servicer, and shall have no right to review and approve or comment on any Asset Status Report and (iv) in each and every instance where, pursuant to this Agreement or the Servicing Agreement, the Master Servicer or Special Servicer must take into account the interests of each Noteholder (or words of similar import), such consideration shall be given to the Borrower Party Noteholder only in its capacity as a holder of the applicable Note.

Section 5.      Appointment of Junior Operating Advisor.

(a)    The Controlling Noteholder shall have the right at any time to appoint a controlling noteholder representative to exercise its rights hereunder (the “Junior Operating Advisor”). The Controlling Noteholder shall have the right in its sole discretion at any time and from time to time to remove and replace the Junior Operating Advisor. When exercising its various rights under Section 4 and elsewhere in this Agreement, the Controlling Noteholder may, at its option, in each case, act through the Junior Operating Advisor. The Junior Operating Advisor may be any Person (other than the Mortgage Loan Borrower, its principal or any Affiliate of the Mortgage Loan Borrower), including, without limitation, the Controlling Noteholder, any officer or employee of the Controlling Noteholder, any Affiliate of the Controlling Noteholder or any other unrelated third party. No such Junior Operating Advisor shall owe any fiduciary duty or other duty to any other Person (other than the Controlling Noteholder). All actions that are permitted to be taken by the Controlling Noteholder under this Agreement may be taken by the Junior Operating Advisor acting on behalf of the Controlling Noteholder and other Noteholders (and any Servicer) will accept such actions of the Junior Operating Advisor as actions of the Controlling Noteholder. The Lead Securitization Noteholder (or any Servicer on its behalf) shall not be required to recognize any Person as a Junior Operating Advisor until the Controlling Noteholder has notified the Lead Securitization Noteholder (and any Servicer) of such appointment and, if the Junior Operating Advisor is not the same Person as the Controlling Noteholder, the Junior Operating Advisor provides the Lead Securitization Noteholder (and any

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Servicer) with written confirmation of its acceptance of such appointment, an address, any fax number and any email address for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses, telephone numbers, any fax numbers and any email addresses). The Controlling Noteholder shall promptly deliver such information to any Servicer. None of the Servicers, Operating Advisor and Trustee shall be required to recognize any person as a Junior Operating Advisor until they receive such information from the Controlling Noteholder. The Controlling Noteholder agrees to inform each such Servicer or Trustee of the then-current Junior Operating Advisor.

(b)   Neither the Junior Operating Advisor nor the Controlling Noteholder will have any liability to any other Noteholder or any other Person for any action taken, or for refraining from the taking of any action pursuant to this Agreement or the Servicing Agreement, or for errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Noteholders agree that the Junior Operating Advisor and the Controlling Noteholder may take or refrain from taking actions that favor the interests of one Noteholder over any other Noteholder, and that the Junior Operating Advisor may have special relationships and interests that conflict with the interests of a Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of the Junior Operating Advisor or such Controlling Noteholder, as the case may be, agree to take no action against the Junior Operating Advisor, such Controlling Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Junior Operating Advisor nor such Controlling Noteholder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of any Noteholder.

(c)    If the Lead Securitization Noteholder is the Controlling Noteholder, the Subordinate Noteholder acknowledge and agree all of the aforementioned rights and obligations of the Controlling Noteholder and the Junior Operating Advisor set forth in Sections 4(f) and this Section 5 shall be exercisable by the Lead Securitization Noteholder (or the applicable Person specified in the Servicing Agreement) to the extent set forth in the Servicing Agreement.

Section 6.      Special Servicer. The Controlling Noteholder (or its Junior Operating Advisor), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated Special Servicer), shall have the right, at any time from time to time, to appoint a replacement Special Servicer with respect to the Mortgage Loan. The Controlling Noteholder (if it is the Subordinate Noteholder) (or its Junior Operating Advisor), shall be entitled to terminate the rights and obligations of the Special Servicer under the Servicing Agreement, with or without cause, upon at least ten (10) Business Days’ prior written notice to the Special Servicer (provided, however, that the Controlling Noteholder and/or Junior Operating Advisor shall not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with this Section 6); such termination shall not be effective unless and until (A) each Rating Agency delivers a Rating Agency Confirmation (to the extent any portion of the Mortgage Loan has been securitized); (B) the initial or successor Special Servicer has assumed in writing (from and after the date such successor Special Servicer becomes the Special Servicer) all of the responsibilities,

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duties and liabilities of the Special Servicer under the Servicing Agreement from and after the date it becomes the Special Servicer as they relate to the Mortgage Loan pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (C) the Trustee shall have received an opinion of counsel reasonably satisfactory to the Trustee to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with the Servicing Agreement, (y) such replacement will be bound by the terms of the Servicing Agreement with respect to such Mortgage Loan and (z) subject to customary qualifications and exceptions, the applicable Servicing Agreement will be enforceable against such replacement in accordance with its terms. The Lead Securitization Noteholder shall promptly provide copies to any terminated Special Servicer of the documents referred to in the preceding sentence. The Lead Securitization Noteholder will reasonably cooperate with the Controlling Noteholder in order to satisfy the foregoing conditions, including the Rating Agency Confirmation.

The Controlling Noteholder agrees and acknowledges that the Lead Securitization Servicing Agreement may contain provisions such that any Special Servicer could be terminated under the Lead Securitization Servicing Agreement based on a recommendation by the Operating Advisor if (A) the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the holders of securities issued under the Lead Securitization Servicing Agreement (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The Controlling Noteholder will retain its right to remove and replace the Special Servicer, but the Controlling Noteholder may not restore a Special Servicer that has been removed in accordance with the preceding sentence.

Section 7.      Payment Procedure.

(a)    The Lead Securitization Noteholder (or the Servicer on its behalf), in accordance with the priorities set forth in Section 3 and subject to the terms of the Servicing Agreement, will deposit or cause to be deposited all payments allocable to the Notes to the Collection Account or Companion Distribution Account for the Notes established pursuant to the Servicing Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall establish a segregated sub-account for amounts due to the each Noteholder. The Lead Securitization Noteholder (or the Servicer acting on its behalf) shall deposit such amounts to the applicable account within two (2) Business Days following the Lead Securitization Noteholder’s (or the Servicer’s acting on its behalf) receipt of properly identified and available funds from or on behalf of the Mortgage Loan Borrower.

(b)   If the Lead Securitization Noteholder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of a Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to such Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, a Lead Securitization Noteholder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such Noteholder and such Noteholder will promptly on demand by the Lead Securitization Noteholder (or the Servicer on its behalf) repay to the Lead Securitization Noteholder (or the Servicer on its behalf) any portion thereof that the Lead Securitization Noteholder (or the Servicer on its behalf) shall have theretofore distributed to such Noteholder,

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together with interest thereon at such rate, if any, as the Lead Securitization Noteholder shall have been required to pay to the Mortgage Loan Borrower, the Master Servicer, Special Servicer, any other Noteholder or such other Person with respect thereto.

(c)    If, for any reason, the Lead Securitization Noteholder (or the Servicer on its behalf) makes any payment to any other Noteholder before the Lead Securitization Noteholder (or the Servicer on its behalf) has received the corresponding payment (it being understood that the Lead Securitization Noteholder (or the Servicer on its behalf) is under no obligation to do so), and the Lead Securitization Noteholder (or the Servicer on its behalf) does not receive the corresponding payment within three (3) Business Days of its payment to such other Noteholder, then such other Noteholder will, at the Lead Securitization Noteholder’s (or the Servicer’s on its behalf) request, promptly return that payment to the Lead Securitization Noteholder (or the Servicer on its behalf).

(d)   Each Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Lead Securitization Noteholder (or the Servicer on its behalf) subject to this Agreement and the Servicing Agreement and to be distributed pursuant to the terms of this Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from any other Noteholder, as applicable, with respect to the Mortgage Loan against any future payments due to such other Noteholder, as applicable, under the Mortgage Loan, provided, that each Noteholder’s obligations under this Section 7 are separate and distinct obligations from one another and in no event shall the Lead Securitization Noteholder (or the Servicer on its behalf) enforce the obligations of one Noteholder against another Noteholder. Each Noteholder’s obligations under this Section 7 constitute absolute, unconditional and continuing obligations.

Section 8.      Limitation on Liability of the Noteholders. No Noteholder (including any Servicer on a Noteholder’s behalf, but only to the extent that the Servicing Agreement does not impose any other standard upon any Servicer, in which case the Servicing Agreement shall control) shall have any liability to any other Noteholder except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of such Noteholder.

The Subordinate Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of the Lead Securitization Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Lead Securitization Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that the Lead Securitization Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of such Subordinate Noteholder and that the Lead Securitization Noteholder (including any Servicer) shall have no liability whatsoever to such Subordinate Noteholder in connection with the Lead Securitization Noteholder’s exercise of rights or any omission by the Lead Securitization Noteholder to exercise such rights other than as described above; provided, however, that such Servicer must act in accordance with the Servicing Standard.

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Each Noteholder acknowledges that, subject to the terms and conditions hereof, any other Noteholder may exercise, or omit to exercise, any rights that such Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of each other Noteholder and that such Noteholder shall have no liability whatsoever to any other Noteholder in connection with such Noteholder’s exercise of rights or any omission by such Noteholder to exercise such rights; provided, however, that such Noteholder shall not be protected against any liability to any other Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

Section 9.      Bankruptcy. Subject to the provisions of Section 4(f) hereof and the Servicing Standard, each Noteholder hereby covenants and agrees that only the Lead Securitization Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 4(f) hereof and the Servicing Standard, each Noteholder further agrees that only the Lead Securitization Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. Subject to the provisions of Section 4(f), the Noteholders hereby appoint the Lead Securitization Noteholder as their agent, and grant to the Lead Securitization Noteholder an irrevocable power of attorney coupled with an interest, and their proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Subordinate Noteholder and the Controlling Noteholder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Noteholders, hereby agree that, upon the request of the Lead Securitization Noteholder but subject to the provisions of Section 4(f), each other Noteholder shall execute, acknowledge and deliver to the Lead Securitization Noteholder all and every such further deeds, conveyances and instruments as the Lead Securitization Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by any Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 10.    Representations of the Subordinate Noteholder. The Subordinate Noteholder represents, solely as to itself and its Subordinate Note, and it is specifically understood and agreed, that it is acquiring such Note for its own account in the ordinary course of its business and none of the other Noteholders shall have any liability or responsibility to such Subordinate Noteholder except (i) as expressly provided herein or (ii) for actions that are taken or omitted to be taken by such other Noteholder that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. The Subordinate Noteholder represents and warrants solely as to itself that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its

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charter or any law or contractual restriction binding upon such Subordinate Noteholder, and that this Agreement is the legal, valid and binding obligation of such Subordinate Noteholder enforceable against such Subordinate Noteholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Subordinate Noteholder represents and warrants solely as to itself that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to perform its obligations hereunder. The Subordinate Noteholder represents and warrants as to itself that (a) this Agreement has been duly executed and delivered by such Subordinate Noteholder, (b) to such Subordinate Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by such Subordinate Noteholder have been obtained or made and (c) to such Subordinate Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against such Subordinate Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

The Subordinate Noteholder acknowledges that no other Noteholder owes such Subordinate Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with such Subordinate Noteholder with respect to any action taken by such other Noteholder, as applicable, in connection with the Mortgage Loan.

The Subordinate Noteholder expressly and irrevocably waives for itself and any Person claiming through or under such Subordinate Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 11.    Representations of each Initial Noteholder. Each Initial Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene such Noteholder’s charter or any law or contractual restriction binding upon such Noteholder and that this Agreement is the legal, valid and binding obligation of such Noteholder as applicable enforceable against it in accordance with its terms. Each Initial Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its respective business. Each Initial Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by such Noteholder, (b) to such Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by such Noteholder have been obtained or made and (c) to such Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against such Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

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Each Initial Noteholder acknowledges that no other Noteholder owes such Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein or in the Servicing Agreement, need not consult with such Noteholder with respect to any action taken by such Noteholder in connection with the Mortgage Loan.

Section 12.    Independent Analysis of the Subordinate Noteholder. The Subordinate Noteholder acknowledges that it has, independently and without reliance upon any Initial Noteholder, except with respect to the representations and warranties provided by an Initial Noteholder herein and in any documents or instruments executed and delivered by the such Initial Noteholder in connection herewith (including the representations and warranties provided in the agreement pursuant to which it acquired its Subordinate Note), and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase such Subordinate Note and such Subordinate Noteholder accepts responsibility therefor. The Subordinate Noteholder hereby acknowledges that, other than the representations and warranties provided herein and in such other documents or instruments, no Initial Noteholder has made any representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by such Initial Noteholder herein and in such other documents and instruments, and that no Initial Noteholder shall have any responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to an Initial Noteholder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. The Subordinate Noteholder assumes all risk of loss in connection with its Note except as specifically set forth herein.

Section 13.    No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby between or among any of the Noteholders as a partnership, association, joint venture or other entity. None of the Noteholders shall have any obligation whatsoever to offer to any other Noteholder the opportunity to purchase a Note interest in any future loans originated by such Noteholder or its Affiliates, and if such Noteholder chooses to offer to any other Noteholder the opportunity to purchase a Note interest in any future mortgage loans originated by the such Noteholder or their respective Affiliates, such offer shall be at such purchase price and interest rate as the offering Noteholder chooses, in its sole and absolute discretion. No Noteholder shall have any obligation whatsoever to purchase from any other Noteholder an interest in any future loans originated by such Noteholder or their respective Affiliates.

Section 14.    Not a Security. No Subordinate Note shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 15.    Other Business Activities of the Noteholders. Each Noteholder acknowledges that each other Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, (i) (a) the Mortgage Loan Borrower or (b) any direct or indirect parent of the Mortgage Loan Borrower or (c) any Affiliate of the Mortgage Loan Borrower or (d) any Affiliate of any direct or indirect parent of the Mortgage Loan Borrower, (ii) any entity that is a holder of debt secured by direct or indirect ownership interests

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in the Mortgage Loan Borrower or any Affiliate of the holder of such debt, or (iii) any entity that is a holder of a preferred equity interest in the Mortgage Loan Borrower or any Affiliate of a holder of such preferred equity (each, a “Mortgage Loan Borrower Related Party”), and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 16.    Sale of the Notes.

(a)    The Subordinate Noteholder agrees that it will not Transfer all or any portion of its Note except in accordance with this Section 16. The Subordinate Noteholder shall have the right, without the need to obtain the consent of any other Noteholder or any other Person, to Transfer 49% or less (in the aggregate) of its interest in its Note to any Person, provided that any such Transfer shall be made in accordance with the terms of this Section 16. The Subordinate Noteholder shall have the right to Transfer its entire Note or any portion thereof exceeding 49%, (i) to a Qualified Institutional Lender, provided, that promptly after the Transfer each Note A Holder is provided with (x) a representation from a transferee or such Subordinate Noteholder certifying that such transferee is a Qualified Institutional Lender, and (y) a copy of the assignment and assumption agreement referred to in Section 17 and provided further, that such transfer would not cause such Note to be held by more than five persons nor cause there to be no one person owning a majority of such Note and (ii) to an entity that is not a Qualified Institutional Lender, provided that with respect to this clause (ii), such Subordinate Noteholder obtains (1) prior to the Lead Securitization Date, the consent of the Lead Securitization Noteholder and each other Note A Holder, each such consent not to be unreasonably withheld, conditioned or delayed, and (2) after the Lead Securitization Date, Rating Agency Confirmation (and for avoidance of doubt, no consent of the Lead Securitization Noteholder or other Note A Holder shall be required after the closing of the Lead Securitization); provided that in each of case (1) and (2), (x) promptly after the Transfer each Note A Holder are each provided with a copy of the assignment and assumption agreement referred to in Section 17 and (y) such transfer would not cause the subject Note to be held by more than five persons; and provided further, however, that if such transfer would cause there to be no one person owning a majority of the subject Note, then such transfer will not be permitted unless persons owning a majority of the subject Note designate one of such persons to act on behalf of such persons owning such majority. If the subject Note is held by more than one Noteholder at any time, the Majority B Noteholder shall immediately appoint a representative to exercise all rights of such Subordinate Noteholder hereunder. Notwithstanding the foregoing, without the Lead Securitization Noteholder’s prior consent, which may be withheld in the Lead Securitization Noteholder’s sole and absolute discretion, no Subordinate Noteholder shall Transfer all or any portion of its Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. The Subordinate Noteholder agrees it will pay the expenses of the Lead Securitization Noteholder (including all expenses of the Master Servicer and the Special Servicer) in connection with any such Transfer.

(b)   All Transfers under Section 16(a) shall be made upon written notice to the Note A Holders not later than the date of such Transfer, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the applicable Subordinate Noteholder hereunder with

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respect to its Note from and after the date of such assignment (or, in the case, of a pledge, collateral assignment or other encumbrance made in accordance with Section 16(e) by such Subordinate Noteholder of its Note solely as security for a loan to such Subordinate Noteholder made by a third-party lender whereby such Subordinate Noteholder remains fully liable under this Agreement, on or before the date on which such third-party lender succeeds to the rights of such Subordinate Noteholder by foreclosure or otherwise, such third-party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of such Subordinate Noteholder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of a Subordinate Note in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to such Subordinate Note (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the subject Subordinate Note as described in clause (c) below). In connection with any such permitted transfer of a portion of a Subordinate Note and for all purposes of this Agreement, each Note A Holder need only recognize the majority holder of such Subordinate Note for purposes of notices, consents and other communications between such Note A Holders, as applicable, and such majority holder of the subject Subordinate Note shall be the only Person authorized hereunder to exercise any rights of such Subordinate Noteholder under this Agreement; provided, however, the majority holder of the subject Subordinate Note may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of such Subordinate Noteholder hereunder by delivering written notice thereof to each Note A Holder, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.

(c)    In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholders and any Persons acting on their behalf shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholders a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholders, may delegate to such participant such Noteholder’s right to exercise the rights of the Controlling Noteholder hereunder and under the Servicing Agreement; provided, further, however, that upon the occurrence of a Control Appraisal Period, the aforesaid delegation of rights shall terminate and be of no further force and effect with respect to a B Note.

(d)   Each of the Note A Holders shall have the right to Transfer all or any portion of its Note without the prior consent of any other Noteholder (i) with respect to each A Note prior to an Event of Default, to any party other than the Mortgage Loan Borrower or any Mortgage Loan

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Borrower Related Party and (ii) after an Event of Default, to any party, including the Mortgage Loan Borrower and any Mortgage Loan Borrower Related Party; provided, however, that following such Transfer of any A Note, the Mortgage Loan continues to be serviced in its entirety pursuant to the Servicing Agreement by a Servicer unaffiliated with Mortgage Loan Borrower. For the avoidance of doubt, no Noteholder or the Servicer shall have any right to Transfer or cause the Transfer of any other Note.

(e)    Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than the Mortgage Loan Borrower or any Affiliate thereof) which has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 16(e), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person which Controls such Noteholder that is secured by such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee which is not a Qualified Institutional Lender may not take title to the pledged Note without (a) prior to the first Securitization of any Note, the consent of each other Noteholder and (b) after the closing of the first Securitization of any Note, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to each other Noteholder and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each other Noteholder agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the pledging Noteholder in respect of its obligations to each other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee which such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholder shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholder; and (vi) that, upon written notice (a “Redirection Notice”) to each other Noteholder and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases each other Noteholder and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise

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fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Mortgage Loan Borrower or any Affiliate thereof which is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 16(e) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(f)    Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)            The loan (the “Conduit Inventory Loan”) made by the Conduit to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)            The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)            Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)            The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)            Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 17.    Registration of Transfer. In connection with any Transfer of a Note (but excluding (x) any participant and (y) any Note Pledgee unless and until it realizes on its Pledge), a transferee shall execute an assignment and assumption agreement whereby such

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transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 16, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in connection with any Transfer of a Note if the obligations are assumed pursuant to the Servicing Agreement. In connection with a Transfer of a Note, the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 16 and this Section 17. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and any other Noteholder against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement. Upon a Securitization of the Lead Securitization Note, the Certificate Administrator shall automatically become and be the Agent.

Section 18.    Registration of the Notes. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 17, and the principal amounts (and stated interest) of the Note owing to each such Noteholder, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Noteholders who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, the Noteholders hereby designate such person as its agent under this Section 18 solely for purposes of maintaining the Note Register. The parties intend for the Notes to be in registered form for federal income tax purposes under Section 5f.103-1(c) of the United States Treasury Regulations.

Section 19.    Statement of Intent. The Agent and each Noteholder intend that the Notes be classified, and the arrangement hereby be maintained, in a manner consistent with rules applicable to a grantor trust under subpart E, part I of subchapter J of chapter 1 of the Code that is a fixed investment trust within the meaning of Treasury Regulation §301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.

Section 20.    No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in the Mortgage Loan by the Noteholders.

Section 21.    Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW

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YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 22.    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)   CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)   AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 23.    Modifications; Amendment. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by each Noteholder. Additionally, for as long as any Note is contained in a Securitization Trust, the Noteholders shall not amend or modify this Agreement without first receiving a Rating Agency Confirmation; provided that no such confirmation from the Rating Agencies shall be required in connection with a modification or amendment (i) to cure any ambiguity, to correct or supplement any provisions herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement, (ii) entered into pursuant to Section 35 of this Agreement or (iii) to correct or supplement any provision herein that may be defective or inconsistent with any other provisions of this Agreement.

Section 24.    Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall

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be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 16, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the applicable Noteholder hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

Section 25.    Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 26.    Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 27.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 28.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 29.    Withholding Taxes.

(a)    If the Lead Securitization Noteholder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to any Subordinate Noteholder with respect to the Mortgage Loan as a result of such Subordinate Noteholder constituting a Non-Exempt Person, the Lead Securitization Noteholder, or the Servicer on its behalf, shall be entitled to do so with respect to such Subordinate Noteholder’s interest in such payment (all amounts so withheld being deemed paid to such Subordinate Noteholder), provided that the Lead Securitization Noteholder shall furnish such Subordinate Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Subordinate Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Subordinate Noteholder is subject to tax.

(b)   The Subordinate Noteholder shall and hereby agrees to indemnify the Lead Securitization Noteholder against and hold the Lead Securitization Noteholder harmless from and against any Taxes, interest, penalties and reasonable attorneys’ fees, expenses and disbursements arising or resulting from any failure of the Lead Securitization Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to such Subordinate Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by such

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Subordinate Noteholder to the Lead Securitization Noteholder in connection with the obligation of the Lead Securitization Noteholder to withhold Taxes from payments made to such Subordinate Noteholder, it being expressly understood and agreed that (i) the Lead Securitization Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) such Subordinate Noteholder shall, upon request of the Lead Securitization Noteholder, at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Lead Securitization.

(c)    The Subordinate Noteholder represents to the Note A Holders (for the benefit of the Mortgage Loan Borrower) that it is not a Non-Exempt Person and that neither the Lead Securitization Noteholder nor the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. From time to time as necessary during the term of this Agreement, such Subordinate Noteholder (if not included at such time in the Lead Securitization Trust) shall deliver to the Lead Securitization Noteholder or Servicer, as applicable, evidence satisfactory to the Lead Securitization Noteholder substantiating that such Subordinate Noteholder is not a Non-Exempt Person and that the Lead Securitization Noteholder is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if the Subordinate Noteholder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder an Internal Revenue Service Form W-9 and (ii) if the Subordinate Noteholder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Subordinate Noteholder shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by the Subordinate Noteholder, as evidence of the Subordinate Noteholder’s exemption from the withholding of United States tax with respect thereto. The Lead Securitization Noteholder shall not be obligated to make any payment hereunder to any Subordinate Noteholder in respect of its respective B Note or otherwise until such Subordinate Noteholder shall have furnished to the Lead Securitization Noteholder the requested forms, certificates, statements or documents.

Section 30.    Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than the Notes) will be held by the Lead Securitization Noteholder (or a custodian acting on behalf of the Lead Securitization Noteholder) who shall act as secured party under the Mortgage Loan Documents on behalf of the registered holders of the Notes. Notwithstanding anything to the contrary in this Agreement, upon the Lead Securitization, the originals of all of the Mortgage Loan Documents (other than the Notes) shall be held by the Custodian. Each Note shall be held by the respective Noteholder or a custodian appointed by such Noteholder.

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Section 31.    Notices. All notices required hereunder shall be given by (i) writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if a party has provided a facsimile number, (iii) reputable overnight delivery service (charges prepaid), (iv) sent by electronic mail containing language requesting the recipient to confirm receipt thereof if a party has provided an electronic mail address and only if such electronic mail is promptly followed by a written notice or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Lead Securitization Noteholder (or any Servicer on its behalf) to the Controlling Noteholder (or its Junior Operating Advisor), or by the Controlling Noteholder (or its Junior Operating Advisor) to the Lead Securitization Noteholder (or any Servicer on its behalf), shall also be delivered by the applicable party to each other Noteholder.

Section 32.    Broker. Each Noteholder represents to each other Noteholder that no broker was responsible for bringing about this transaction.

Section 33.    Certain Matters Affecting the Agent.

(a)    The Noteholders hereby appoint the Agent to act on their behalf, and the Agent shall act on behalf of the Noteholders;

(b)   The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 17;

(c)    The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(d)   The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(e)    The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Securities Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(f)    The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 17; and

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(g)   The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

Section 34.    Termination of Agent. The Agent may be terminated at any time upon ten (10) days prior written notice from the Lead Securitization Noteholder. In the event that the Agent is terminated pursuant to this Section 34, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time upon notice, so long as a successor Agent, reasonably satisfactory to the Noteholders, has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. CCRE, as Initial Agent, may transfer its rights and obligations to a Servicer, as successor Agent, at any time without the consent of any Noteholder. CCRE, as Initial Agent, shall promptly and diligently attempt to cause such Servicer to act as successor Agent, and, if such Servicer declines to act in such capacity, shall promptly and diligently attempt to cause a similar servicer to act as successor Agent. Notwithstanding the foregoing, the Noteholders hereby agree that, simultaneously with the closing of the Lead Securitization, the Certificate Administrator shall be deemed to have been automatically appointed as the successor Agent under this Agreement in place of the Initial Agent or any successor thereto prior to such Securitization without any further notice or other action. The termination or resignation of the Certificate Administrator, as Certificate Administrator under the Servicing Agreement, shall be deemed a termination or resignation of such Certificate Administrator as Agent under this Agreement.

Section 35.    Resizing. In connection with the Mortgage Loan, each Noteholder agrees, subject to clause (iii) below, that if a Note A Holder determines that it is advantageous to resize its Note by causing the Mortgage Loan Borrower to execute amended and restated or additional pari passu notes (in either case, “New Notes”) reallocating the principal of such Note to such New Notes, each Noteholder other than the resizing Noteholder shall cooperate with the resizing Noteholder to effect such resizing at such resizing Noteholder’s expense; provided that (i) the aggregate principal balance of all outstanding New Notes following the creation thereof is no greater than the principal balance of such Note or Notes immediately prior to the creation of the New Notes, (ii) the weighted average Interest Rate of all outstanding New Notes following the creation thereof is the same as the Interest Rate of the related Note or Notes immediately prior to the creation of the New Notes, and (iii) no such resizing shall (x) change the interest allocable to, or the amount of any payments due to, any other Noteholder, or priority of such payments, or (y) increase any other Noteholder’s obligations or decrease any other Noteholder’s rights, remedies or protections. In connection with any resizing of an A Note, the related Noteholder may allocate its rights hereunder among the New Notes in any manner in its sole discretion.

Section 36.    Conflict. To the extent of any inconsistency between the Servicing Agreement, on one hand, and this Agreement, on the other, this Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Initial Noteholders have caused this Agreement to be duly executed as of the day and year first above written.

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P., as Initial Note A Holder and Initial Agent

By:	/s/ Paul Vanderslice
Name: Paul Vanderslice
Title: Chief Executive Officer

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P., as Initial Subordinate Noteholder

By:	/s/ Paul Vanderslice
Name: Paul Vanderslice
Title: Chief Executive Officer

(CO-LENDER AGREEMENT: THE STANWIX AB)

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan:

Mortgage Loan Agreement:	Loan Agreement, dated as of August 27, 2019, between Cantor Commercial Real Estate Lending, L.P. and 115 Stanwix Realty, LLC
Mortgage Loan Borrower:	115 STANWIX REALTY LLC
Date of the Mortgage Loan and Notes:	August 27, 2019
Initial Principal Amount of Mortgage Loan:	$63,000,000
Location of Mortgaged Property:	Brooklyn, NY
Stated Maturity Date:	September 1, 2029

B.       Description of Note Interests: Each Note shall have the initial Principal Balance, Percentage Interest and initial rate of interest set forth in the table below.

Note Designation	Initial Interest Rate	Percentage Interest	Original Principal Balance
Note A	3.0000%	52.3809%	$33,000,000
Note B	5.2333%	47.6190%	$30,000,000

B-1

EXHIBIT B

Initial Noteholders:

Cantor Commercial Real Estate Lending, L.P.
110 East 59th Street
New York, New York 10022
Attention: Legal Department
Facsimile number: (212) 610-3623
E-mail: legal@ccre.com

with a copy to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Lisa Pauquette, Esq.
Facsimile No.: (212) 504-6666

E-mail: lisa.pauquette@cwt.com

B-2

EXHIBIT C

PERMITTED FUND MANAGERS

1.	Westbrook Partners
2.	DLJ Real Estate Capital Partners
3.	iStar Financial Inc.
4.	Capital Trust, Inc.
5.	Lend-Lease Real Estate Investments
6.	Archon Capital, L.P.
7.	Whitehall Street Real Estate Fund, L.P.
8.	The Blackstone Group International Ltd.
9.	Apollo Real Estate Advisors
10.	Colony Capital, Inc.
11.	Praedium Group
12.	J.E. Roberts Companies
13.	Fortress Investment Group, LLC
14.	Lonestar Opportunity Fund
15.	Clarion Partners
16.	Walton Street Capital, LLC
17.	Starwood Financial Trust
18.	BlackRock, Inc.
19.	Rialto Capital Management, LLC
20.	Raith Capital Partners, LLC
21.	Rialto Capital Advisors LLC
22.	Teachers Insurance and Annuity Association of America
23.	Principal Real Estate Investors, LLC
24.	Metropolitan Life Insurance Company
25.	New York Life Insurance Company

C-1